EMPLOYMENT AGREEMENT

         AGREEMENT made as of June 24, 1996 (the "Employment Agreement"), between SFX BROADCASTING, INC., a Delaware corporation (the "Employer") and TOM BENSON (the "Executive").

         In consideration of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

         1. Employment. Upon the terms and subject to the conditions of this Employment Agreement, Employer hereby employs the Executive and the Executive hereby accepts employment by Employer on the terms hereinafter set forth.

         2. Term. The term of the Executive's employment hereunder shall commence on the date hereof and continue for a period of three (3) years (the "Term") unless terminated earlier in accordance with the provisions of this Employment Employment Agreement.

         3.       Executive's Position, Duties, and Authority.

                  3.1. The Employer shall employ the Executive, and the Executive shall serve, as the Vice President of Financial Affairs of the Employer and of any successor by merger, acquisition of substantially all of the assets of the Employer or otherwise. In addition, the Executive shall serve as the Chief Financial Officer of the Employer upon the resignation of the Employer's current chief financial officer. The Executive shall have executive duties, functions, authority and responsibilities commensurate with the office or offices he from time to time holds with the Employer.

                  3.2. The Executive shall devote substantially all of his business time to the business and affairs of the Employer and to the fulfillment of his duties hereunder in a diligent and competent fashion to the best of his abilities.

                  3.3. The Executive covenants and agrees that for so long as he is actively employed by the Employer he shall inform the Employer of each business opportunity directly related to the business of the Employer of which he becomes aware, and that he will not, directly or indirectly, exploit any such opportunity for his own account, nor will he render any services to any other person or business, or acquire any interest of any type in any other business, which is in competition with the Employer; provided, however, that the foregoing shall not be deemed to prohibit the Executive from acquiring, solely as an investment, (i) up to 10% of any securities of a partnership, trust,





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corporation or other entity so long as he remains a passive investor in such entity and such entity is not, directly or indirectly, in competition with the Employer, or (ii) up to .5% of any securities of any publicly traded partnership, trust, corporation or other entity provided he remains a passive investor in such entity.

         4. Base Salary. During the Term, the Employer shall pay or cause to be paid to the Executive an annual base salary of $150,000 (the "Base Salary) payable in accordance with the Employer's normal payroll practices. The Base Salary will be increased annually on the anniversary of this Agreement by five
(5) percent The Employer shall deduct from the Base Salary and all other cash amounts payable by the Company under the provisions of this Employment
Agreement to the Executive, or, if applicable, to his estate, legal representatives or other beneficiary designated in writing by the Executive
(a "designee"), all social security taxes, all federal, state and municipal taxes and all other charges and deductions which now or hereafter are imposed by law as charges on the compensation of the Executive or charges on cash benefits payable by the Employer hereunder to his estate, legal representatives or designee

     5.       Incentive Compensation.

                  5.1 Primary Bonus. The Executive shall be entitled to receive an annual incentive bonus (the "Bonus") during the continuance of the Executive's employment hereunder in an amount equal to at least $25,000. The Primary Bonus shall be payable within a reasonable period of time not to exceed ninety (90) days following the end of each fiscal year of the Employer.

                  5.2 Stock Options. During each year of the Term, the Employer shall grant ten (10) year options or stock appreciation rights to the Executive to purchase a minimum of 3,000 shares of the Class A Common Stock of the Employer at an exercise equal to lowest exercise price of any options granted to employee's of the Company during each year of the Term of this Employment Agreement provided that no options shall be granted at an exercise price below that mandated by any stock option plan that the Company should then have in effect.

                  5.3 Signing Bonus. Upon the execution of this Agreement, the Employer shall pay the Executive a bonus in the amount of $25,000.

         6. Expenses. The Company shall reimburse the Executive, upon production of reasonable detailed accounts and vouchers or other reasonable evidence of payment by the

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Executive, all in accordance with the Company's regular procedures in effect from time to time and in form suitable to establish the validity of such expenses for tax purposes, all ordinary, reasonable and necessary travel, entertainment and other expenses as shall be incurred by him in the performance of his duties hereunder.

         7. Benefits. During the Term, the Executive shall be eligible to participate in any pension or profit-sharing plan or program of the Employer now existing or established hereafter, in accordance with and to the extent that he is eligible under the general provisions thereof. The Executive shall also be eligible to participate in any group life insurance, hospitalization, medical, health and accident, disability or similar plan or program of the Employer, now existing or established hereafter, in accordance with and to the extent that he is eligible under the general provisions thereof. The Employer shall reimburse the Executive for any "COBRA" payments from the date hereof and continuing through the date that the Executive shall become eligible under the terms of the Employer's health and general insurance plans.

         8. Life Insurance. The Employer shall have the right to obtain life insurance on the life of Executive and to be the beneficiary of such policy. The Executive shall cooperate in assisting the Employer to obtain such insurance. The Employer shall continue to pay all premiums on such policies and shall maintain such policies, subject to the insurability of the Executive, if required to keep such policies in effect during the Term.

         9. Indemnification. The Company shall indemnify and hold harmless the Executive and his legal representatives to the fullest extent permitted by the laws of the State of Delaware, and the Executive shall be entitled to the protection of such insurance policies which the Company hereby agrees to maintain for the benefit of its directors and officers, against all costs, charges or expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of his being or having been an officer of the Company, or because of actions taken purportedly on behalf of the Company. The Company shall, upon request by the Executive, promptly advance or pay any amount for costs, charges or expenses (including, but not limited to, legal fees and expenses incurred by counsel retained by the Executive) in respect of his right to indemnification hereunder, subject to a later determination as to the Executive's ultimate right to receive such payment

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         10. Confidential Information. The Executive acknowledges that his employment by the Employer has brought and will bring him into close contact with confidential proprietary information of the Employer, including information regarding costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future developments, and other information not readily available to the public, the disclosure of which to third parties would in each case have a material adverse effect on the Employer's business operations (the "Confidential Information"). In recognition of the foregoing, the Executive covenants and agrees that:

         (a) he will keep secret all Confidential Information and will not intentionally disclose Confidential Information to anyone outside of the Employer and its representatives other than in the course of performance of his duties hereunder, either during or for a two year period after the Term except with the Employer's written consent, provided that (i) the Executive shall have no such obligation to the extent Confidential Information is or becomes publicly known other than as a result of the Executive's breach of his obligations hereunder and (ii) the Executive may, after giving prior notice to the Employer to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process after giving the Employer notice of such judicial or regulatory process; and

         (b) he will, at the Executive's option, either (i) deliver promptly to the Employer on termination of his employment by the Employer or at any other time the Employer may so request, and at the Employer's request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Employer's business, which he obtained while employed by, or otherwise serving or acting on behalf of, the Employer and which he may then possess or have under his control (the "Records"); or (ii) in lieu of subclause (i) above, the Executive shall destroy all of the Records and shall deliver to the Employer, a certificate to that affect.

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         11.      Termination.

                  11.1. Notwithstanding the provisions of Sections 1 and 2 hereof, this Employment Agreement may be terminated prior to the expiration of the Term by the Employer upon the happening of any of the following events:

                           (i) Upon the death of the Executive;

                           (ii) Upon the Total Disability of the Executive
(which is hereby defined as the Executive being unable to perform his duties hereunder on account of illness or other incapacity for ninety (90) days in any period of twelve consecutive months ("Total Disability");

                           (iii) Upon the occurrence of any material breach
of any material covenant of the Executive contained in this Employment Agreement, or in the event of willful malfeasance, gross negligence, or gross or willful misconduct in the performance of his duties hereunder having a material adverse effect on the business of the Employer; or

                           (iv)  Upon the conviction of the Executive of any
felony or misdemeanor involving illegal drugs.

                  11.2. In the event that this Employment Agreement is terminated in accordance with this Section 11.1, the Executive, the Executive's estate, legal representatives or designee shall be entitled to receive, in full satisfaction of all obligations due to the Executive from the Employer hereunder, all accrued but unpaid Base Salary through the date of termination and any unpaid Bonus through the date of termination pro rated for the year of termination.

         12.      Non-competition.

                  12.1. For a period of one year following the termination of the Executive's employment hereunder the Executive will not become employed by, or become an officer, director or general partner of, any partnership, corporation or other entity which is engaged in a business which is directly competitive in any city with any business in which the Employer is engaged on the date of such termination or in which the Employer has an agreement to engage in business; provided, however, the Executive shall not be prohibited from engaging in any otherwise restricted conduct if the competition of such competing entity with the Employer is insubstantial to the entire business of such entity and the Executive does not have significant involvement in such competing business.

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                  12.2.  The Executive hereby acknowledges that:

                           (i) the respective times and area provided in
Section 12.1, above, are reasonable in scope and necessary for the protection of the business and good will of the Employer and that a significant portion of the Base Salary payable hereunder has been allocated to the provisions of
Section 12.1:

                           (ii) since it is the understanding and desire of
the parties hereto that the covenants contained in Section 12.1, above, be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement may be sought, should any particular provision of such covenant be deemed invalid or unenforceable, such provision shall be deemed amended to delete therefrom the invalid portion, and the deletion shall apply only with respect to the operation of such provisions;

                           (iii) to the extent a provision is deemed
unenforceable by virtue of its scope, but may be made enforceable by limitation thereof, such provision shall be enforceable only to the extent permissible under the laws and public policies applied in the jurisdiction to which enforcement is sought; and

                           (iv) the Executive's obligation and undertaking
provided for in this Section 12 shall, to the extent applicable, continue beyond the termination of the Executive's relationship with the Employer hereunder to the extent provided herein.

                  12.3. The Executive acknowledges that the services to be rendered by him hereunder are extraordinary and unique and are vital to the success of the Employer's business, and that the breach of any of the covenants undertaken hereunder would cause substantial damage to the Employer impossible to exact ascertainment. Therefore, in the event of the breach or threatened breach by the Executive of any of the terms and conditions of this Employment Agreement to be performed by him, the Employer shall be entitled, in addition to any other rights or remedies available to it, to institute and prosecute proceedings in any court of competent jurisdiction, to seek immediate injunctive relief with notice but without bond.

         13. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first class, postage prepaid, by registered

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or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

                  13.1     If to the Employer:
                                      SFX Broadcasting, Inc.
                                      150 East 58th Street, 19th Floor
                                      New York, New York 10155
                                      Attention: Legal Department


                  13.2     If to the Executive:
                                      Thomas P. Benson
                                      27 Radcliff Drive
                                      Huntington, New York 11743


                  13.3 Copies of all communications given hereunder shall also be delivered or sent, in like fashion, to Baker & McKenzie (attention:
Michael Burrows, Esq.) at 805 Third Avenue, New York, New York 10022.

                  14.      General.

                           14.1       Governing Law.  This Employment Agreement
shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

                           14.2       Captions.  The section headings contained
herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

                           14.3       Entire Agreement.  This Employment
Agreement including any Exhibits attached hereto sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties, except as specifically provided herein.


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                           14.4       Successors and Assigns.  This Employment
Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, except that the Executive may designate pursuant to section 14.6 one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to the Executive's estate. This Employment Agreement shall be binding on any successor to the Employer, whether by merger, acquisition of substantially all of the Employer's assets or a controlling interest in its stock or otherwise (each, a "Change of Control"), as fully as if such successor were a signatory hereto and the Employer shall cause such successor to, and such successor shall, expressly assume the Employer's obligations hereunder. The term "Employer" as used in this Employment Agreement, shall include all such successors. Notwithstanding the foregoing, in the event that there is a Change of Control, the Executive shall have the right to terminate this Employment Agreement upon the closing of such event and in such event, (i) the Employer hereby agrees to pay the Executive, upon the closing of any such event, one hundred percent (100%) of the total consideration that would be due the Executive for the then unexpired Term and
(ii) all outstanding stock options of the Executive, notwithstanding any agreement to contrary, shall immediately vest. Should the Employer fail to pay the Executive any amounts due pursuant to this Section 14.4 within fifteen
(15) days of the closing of such Change of Control, the Executive shall be entitled to receive the amounts set forth herein plus interest at the Chemical Bank prime rate plus two (2) percent.

                           14.5       Amendments; Waivers.  This Employment
Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without an affirmative vote of the Board after the affirmative recommendation of the Compensation Committee

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of the Board, and the consent in writing of the Executive and the Employer.
The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Employment Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Employment Agreement.

                           14.6       Beneficiaries.  Whenever this Employment
Agreement provides for any payment to the Executive's estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may have designated in a writing filed with the Employer. The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Employer (and to any applicable insurance company) to such effect.

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                           14.7       Vacation.  The Executive shall be
entitled to paid vacation time at the rate of not less than four (4) weeks per Term year during the Term of his employment hereunder.

                  IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the date first above written.

                                      SFX BROADCASTING, INC.



                                      By: /s/ Robert F.X. Sillerman
                                          _______________________________
                                          Name:  Robert F. X. Sillerman
                                          Title: Executive Chairman



                                           /s/ Thomas R. Benson
                                          -----------------------------------
                                         Tom Benson

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